Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of February 22, 2007 (the “Effective Date”) by and between IsoTis, Inc. (the “Company” or “IsoTis”) and ___(“Employee”).
     WHEREAS, Employee and the Company entered into an Employment Agreement dated as of January 31, 2007 (the “Agreement”);
     WHEREAS, Employee and the Company wish to amend certain provisions of the Agreement due to the current financial condition of the Company, and to provide for certain additional compensation in the event of certain terminations of employment;
     THEREFORE, the Agreement is hereby amended as follows:
I.	1. COMPENSATION
A.	Section 3.1 of the Agreement is amended to read as follows:
B.	3.1 Base Compensation. Employee shall be paid a salary at the annual rate of $___(the “Base Compensation”); provided, however, that from February 17, 2007 through May 31, 2007, Employee shall be paid a reduced monthly rate of $___(the “Reduced Base Compensation”), and on June 1, 2007, the Company shall pay to employee, in a single lump sum $___(the “June 1 Payment”). The Reduced Base Compensation shall not be used for purposes of calculating any Severance Amount, as defined in Section 5.7. In the event of a Change of Control on or before June 1, 2007, the June 1 Payment shall be made as of the date of the Change of Control. Except as provided for in this Section 3.1, the Base Compensation shall be reviewed at least annually, and may be increased, but not decreased. In the event that the Base Compensation is increased, the new salary shall be the Base Compensation for purposes of this Agreement thereafter.

A new Section 3.7 shall be added to the Agreement and shall read as follows:

C.	3.7 2006 Bonus Compensation. Employee shall not be awarded a bonus for 2006 under the terms of the IsoTis OrthoBiologics Incentive Plan Document 2006 (the “2006 Plan”). In lieu of any bonus under the 2006 Plan, the Company shall pay to employee $___on June 1, 2007 (the “2006 Bonus”). For purposes of determining the Average Annual Bonus as defined in Section 5.7 prior to the payment of the 2006 Bonus, the 2006 Bonus shall be used as though paid on February 17, 2007 as an annual merit bonus with respect to 2006. In the event of a Change of Control, the 2006 Bonus shall be paid on the date of the Change of Control.

II.	2. SEVERANCE
     Section 5.7(b)(i) shall be amended to add the following paragraph to the end of Section 5.7(b)(i):
In the event a termination under Sections 5.2, 5.3, or 5.6 occurs prior to the payment of the June 1 Payment, on the date of Employee’s Separation from Service, the Company shall pay to Employee the portion of the June 1 Payment that is determined by multiplying the June 1 Payment by a fraction the numerator of which is the number of days from February 17, 2007 through the Date of Termination and the denominator of which is 104. In the event a termination under Sections 5.2, 5.3, or 5.6 occurs prior to the payment of the 2006 Bonus, on the date of Employee’s Separation from Service, the Company shall pay to the 2006 Bonus. The payments set forth in this paragraph shall not be subject to reduction under Schedule A, nor shall Employee be required to provide a release of claims as a condition to these payments.

3.	ENTIRE AGREEMENT
     Section 9.3 is hereby amended to read as follows:

A.	9.3 Entire Agreement. This Agreement together with that certain Amendment to Employment Agreement dated as of February 22, 2007 constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof, including, without limitation, the employment agreement between Employee and IsoTis S.A., which was assigned to the Company; provided, however, that this Agreement shall supplement, not supersede, any prior agreements to the extent such agreements concern Confidential Information, Trade Secrets or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements concerning Confidential Information, Trade Secrets or other intellectual property of the Company shall be resolved so that the provision providing greater rights to the Company shall prevail.

B.	IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.
THE COMPANY:
IsoTis Inc,
a Delaware corporation

By:	Date
Its:

EMPLOYEE:

Date

Schedule to Exhibit 10.1

	Monthly		Reduced Monthly
	Base Compensation		Base Compensation		June 1 Payment	2006 Bonus
Named Executive Officer
Pieter Wolters	$27,500		$17,875.00		$33,317.31	$157,554.56
Robert J. Morocco	$17,667		$13,250.00		$15,288.46	$62,842.55
Alan Donze	$16,667		$12,500.00		$14,423.08	$120,000.00
John F. Kay	$20,000	(1)	$15,000.00	(2)	$17,740.38	$24,000.00
Kathryn Liljestrand	$15,240		$12,953.65		$7,912.86	$54,403.34
Karon Morell	$14,583		$10,937.50		$12,620.19	$28,557.69
James Poser	$20,000		$15,000.00		$17,307.69	$31,846.16
Gene Reu	$19,167		$14,375.00		$16,586.54	$23,353.92
(1)	Dr. Kay’s monthly base salary will increase to $20,833.33 beginning April 1, 2007.

(2)	Dr. Kay shall be paid the monthly sum of $15,000 from February 17, 2007 through March 31, 2007. From April 1, 2007 through May 31, 2007, Mr. Kay shall receive the reduced monthly rate of $15,625.